Exhibit 99

                             SMITHFIELD FOODS, INC.
                            SMITHFIELD CANADA LIMITED


FOR IMMEDIATE RELEASE                                              Contact:
                                                                   Aaron D. Trub
                                                          Smithfield Foods, Inc.
                                                                    757-365-3000

                          SMITHFIELD ANNOUNCES RESULTS
                        OF BID FOR SCHNEIDER CORPORATION


November 19, 1998 - Smithfield Foods, Inc. (NASDAQ-SFDS) announced today that all of the terms and conditions of its offer for Schneider Corporation have been satisfied that its wholly-owned subsidiary, Smithfield Canada Limited, will take up and pay for any and all Schneider Common Shares and Class A Non-Voting Shares deposited under the offer.

At 5:00 p.m. (Toronto time) on November 18, 1998 Schneider shareholders (including members of the Schneider Family) had deposited approximately 688,974 Common Shares and 3,612,818 Class A Non-Voting Shares in acceptance of Smithfield Canada's offer, representing approximately 93% of the outstanding Common Shares and 54% of the outstanding Class A Non-Voting Shares.

Smithfield Canada also announced that it has extended the time during which its offer is open for acceptance (by any Schneider shareholder who had not tendered to the offer by November 18, 1998) to 5:00 p.m. (local time at place of deposit) on December 1, 1998.

Smithfield Canada mailed its offer on October 19, 1998. Under the offer, Schneider shareholders were offered 0.5415 of an Exchangeable Share of Smithfield Canada for each Schneider share. The Exchangeable Shares provide the same voting, liquidation and dividend rights as Smithfield Foods shares and are exchangeable by the holders at any time for Smithfield Foods common shares. Based on the NASDAQ closing price of Smithfield Foods common shares on November 18, 1998 (US$25.125 per share), the implied value of Smithfield Canada's offer is Cdn.$21.17 per Schneider share.

Smithfield Foods is the largest vertically integrated producer and marketer of fresh pork and processed meats in the United States. Smithfield Foods had a net income of U.S.$. 53.4 million (Cdn$.76.6 million) on sales of U.S.$ 3.9 billion (Cdn.$ 5.6 billion) for the fiscal year ending May 3, 1998.


Smithfield Foods, Inc.       200 Commerce Street Smithfield, Virginia 23430